EXHIBIT 99.2

NEWS	CONTACT: Murray H. Gross, President & CEO
U.S. Home Systems, Inc.
214.488.6300 mgrosss@ushomesystems.com

Terri MacInnis, Dir. of Investor Relations
Bibicoff & Associates, Inc.
818.379.8500 terrimac@pacbell.net

U.S. HOME SYSTEMS REPORTS OPERATING RESULTS

FOR FIRST QUARTER 2003

Revenues Increase 48%, Backlog Increases 31%

DALLAS, TX., MAY 16, 2003 — U.S. Home Systems, Inc. (Nasdaq: USHS) today reported consolidated revenues increased 48% to $14,706,000 for the first quarter ended March 31, 2003, as compared with $9,956,000 in the same quarter last year. The Company reported a net loss of ($575,000), or ($0.09) per share, for the quarter ended 2003 as compared with a net loss ($10,000), or $0.00 per share, in the first quarter last year

New sales orders in Q1 2003 grew 64% to $17,871,000 from $10,837,000 in the first quarter 2002, and included approximately $5 million from the Company’s deck business which was acquired in November 2002.

Backlog at March 31, 2003 was approximately $11,790,000 as compared with $8,124,000 at December 31, 2002.

The Company operates in two business segments: specialty home improvement and consumer finance services. The net loss was principally a result of several factors: (a) a planned change in the business model of its consumer finance business, (b) a loss in the Company’s recently acquired deck business and (c) increased operating costs.

The change in the finance segment’s business model occurred in February 2003 when the Company succeeded in entering into a $75 million credit facility agreement. This credit facility allows the Company to internally finance portfolios of retail installment obligations (RIO’s). Historically, because it did not have the financial capacity to carry a portfolio, the Company had sold its RIO’s to banks and insurance companies earning a one-time fee but giving up an important ongoing revenue stream. The $75 million credit facility now provides the Company with the ability to generate continuing revenues from finance charges for the life of the RIO, typically a three-to five-year period, as opposed to the significantly lesser one-time origination fee it formerly earned on the sale of the RIO. However, the Company’s portfolio is not yet large enough to cover its existing infrastructure costs and the fees it would have earned by selling RIO portfolios. As a result, a pre-tax loss of $183,000 was reported for the period as compared with pre-tax income of $280,000 in the prior year’s first quarter. While the short-term consequences of this change in business model were financially negative, management believes that it provides a significant improvement for the overall business profitability on a longer term basis.

The loss attributable to the recently acquired deck business was due primarily to unusually severe winter weather conditions. The Company’s deck business operates in the Washington, D.C. metropolitan area, including Baltimore, Maryland, and northern Virginia. While the Company was

- Continued -

USHS REPORTS Q1 2003 RESULTS	PAGE TWO

able to meet its objectives as to the amount of new orders received during the period, the harsh weather conditions adversely affected the Company’s ability to complete installations. Revenue is not recognized until an installation is complete; however, all marketing costs are recognized as spent. The combination resulted in a net loss for the first quarter 2003. It is important to note that backlog of deck orders at March 31, 2003 increased approximately 187% from its December 31, 2002 level. The return to normal weather should allow the Company to attain its normal level of installations.

“While we incurred a loss in the first quarter, and losses are never pleasant, these short-term losses were anticipated and in line with our longer-term plan,” said Murray H. Gross, Chairman, President and Chief Executive Officer of USHS. “The change in our consumer finance business model is very important and proceeding well. I am very excited about our prospects for growing this operation. While unusual weather conditions in the East hampered our ability to complete installations of decks, our recent decking agreement with Home Depot is exceeding our expectations and we are very pleased with the progress in our core deck business. Our core remodeling operations also performed in line with our plan during the quarter. New orders were higher than the prior year’s quarter across all our product lines and our backlog is at record levels. We are fortunate to be challenged by the need to increase our installation workforce.”

“I anticipate improved operating results in the second quarter,” continued Gross. “Our strong backlog position provides us with a base for increased revenues. We should continue to see strength in new sales orders, particularly as we enter the prime remodeling season, and our consumer finance RIO portfolio is building which will increase our financing revenues.”

This press release may contain forward-looking statements that are based on a number of assumptions, including expectations for continued market growth and anticipated revenue levels. Although the company believes these assumptions are reasonable, no assurance can be given that they will prove correct. The company’s ability to continue to grow sales, and to expand geographically and through new products and acquisitions will be key to its success in the future. If the industry’s or the company’s performance differs materially from these assumptions or estimates, U.S. Home Systems’ actual results could vary significantly from the estimated performance reflected in any forward-looking statements.

FINANCIAL HIGHLIGHTS

Consolidated Statements of Operations

(Dollars in thousands, except per share amounts)

	Quarter ended March 31,
	2003	2002
	(unaudited)
Revenue	$14,706	$9,956
Income (loss) from operations	(871)	13
(Loss) before income taxes	(946)	(16)
Net (loss)	(575)	(10)
Net (loss) per common share (basic & diluted)	$(0.09)	$(0.00)
Weighted average shares outstanding	6,453,371	5,987,815